                             EXHIBIT 21

                                 EXHIBIT 21

                      SUBSIDIARIES OF THE REGISTRANT



                                             State or Province  Percentage
               Subsidiary                     of Incorporation     Owned
-------------------------------------         ----------------  ----------

Unit Drilling and Exploration Company             Delaware         100%

Mountain Front Pipeline Company, Inc.             Oklahoma         100%

Unit Drilling Company                             Oklahoma         100%

Unit Petroleum Company (1)                        Oklahoma         100%

Petroleum Supply Company                          Oklahoma         100%

Unit Energy Canada, Inc.                          Alberta          100%

-------------

(1) Unit Petroleum Company owns 100% of one subsidiary corporation, namely:

        Unit Texas Company                        Oklahoma